EXHIBIT 10.54

David J. Meyer
c/o Titan Machinery Inc.
644 East Beaton Drive
West Fargo, ND 58078-2648

Dear David:

This letter agreement amends the letter agreement dated March 6, 2013, between you and Titan Machinery Inc. (the “Company”). The paragraph entitled “Long-Term Equity Incentive” is amended as follows:

Long-Term Equity Incentive:
On June 1, 2014 and on June 1 of each year thereafter, or such other date as determined by the Compensation Committee, that this letter agreement is in effect, you will be entitled to receive an equity award. Each award shall be granted in accordance with the terms of the Company’s Equity Grant Policy. The value of the award will be equal to your annual base salary in effect on the date of grant. The award will be subject to such terms (including, without limitation, vesting, risk of forfeiture, or similar terms) as shall be determined by the Company’s Compensation Committee.

All other terms and provisions of the March 6, 2013 letter agreement not specifically modified or altered, or not specifically deleted in this amendment are hereby ratified and confirmed and shall remain in full force and effect.

Sincerely,

TITAN MACHINERY INC.

By:     /s/ Stanley Dardis
Stanley Dardis,
Chair of the Compensation Committee

I accept and agree to the amendment to the March 6, 2013 letter agreement with Titan Machinery Inc. as set forth above.

/s/ David J. Meyer	March 1, 2014
David J. Meyer	Dated